Press Release For immediate release
Invesco Ltd. Announces June 30, 2019
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, July 10, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,197.8 billion, an increase of 3.3%. The increase was driven by favorable market returns, foreign exchange, non-management fee earning AUM inflows, and reinvested distributions, partially offset by net long-term outflows and lower money market AUM. FX increased AUM by $2.9 billion. Preliminary average total AUM for the quarter through June 30 were $1,055.9 billion, and preliminary average active AUM for the quarter through June 30 were $795.9 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2019(a)	$1,197.8	$574.6	$273.6	$64.1	$95.7	$189.8
May 31, 2019(b)	$1,159.3	$543.0	$269.0	$61.7	$96.3	$189.3
April 30, 2019	$975.2	$426.5	$223.4	$60.4	$97.4	$167.5
March 31, 2019	$954.8	$412.5	$220.3	$58.2	$97.0	$166.8
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2019(a)	$927.6	$380.0	$216.8	$63.3	$95.7	$171.8
May 31, 2019(b)	$905.2	$362.1	$214.1	$60.9	$96.3	$171.8
April 30, 2019	$713.6	$237.5	$169.5	$59.6	$97.4	$149.6
March 31, 2019	$704.3	$233.6	$167.4	$57.4	$97.0	$148.9
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2019(a)	$270.2	$194.6	$56.8	$0.8	$—	$18.0
May 31, 2019(b)	$254.1	$180.9	$54.9	$0.8	$—	$17.5
April 30, 2019	$261.6	$189.0	$53.9	$0.8	$—	$17.9
March 31, 2019	$250.5	$178.9	$52.9	$0.8	$—	$17.9

(a)	Preliminary - subject to adjustment.
(b)
AUM month-end increase of $222.3 billion resulting from the Oppenheimer Funds combination added $147.7 billion to Equity, $42.6 billion to Fixed Income, $3.7 billion to Balanced, $3.8 billion to Money Market, and $24.5 billion to Alternatives at month end. AUM acquisition value on May 24 was $224.4 billion.

(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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